Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT is effective June 18, 2015 (the “Effective Date”) between Glacier Bancorp, Inc., (“Company”), Glacier Bank (“Bank”) and Randall Chesler (“Executive”).

RECITALS

A.	Bank is a wholly owned subsidiary of the Company. Bank desires to retain Executive initially as its President and subsequently as its Chief Executive Officer on the terms and conditions set forth in this Agreement.

B.	The Company desires to retain Executive as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement.

C.	Executive desires to be employed by the Bank and the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

1.	Employment. The Bank and the Company agree to employ Executive in the positions identified below and on the terms and conditions set forth in this Agreement and Executive accepts employment by the Bank and the Company in the positions set forth below and on the terms and conditions set forth in this Agreement.

A.	Employment as President of Bank. Beginning on August 1, 2015, Executive will be employed as President of the Bank. Executive’s employment as President of the Bank shall begin on the Effective Date of this Agreement and continue until the expiration of the Term, unless earlier terminated pursuant to other terms of this Agreement.

(1)	Duties as President of Bank. While employed as President of the Bank, Executive will faithfully and diligently perform Executive’s assigned duties, which include but are not limited to the following:

(a)	Bank Performance. Executive will be responsible for all aspects of the Bank’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Bank’s and the Company’s policies.

(b)	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) of the Bank.

(c)	Report to Company CEO. Executive will report directly to the Chief Executive Officer of the Company. The Chief Executive Officer of the Company may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of Executive with or without additional compensation, as appropriate and consistent with Sections 1.A.(1)(a) and 1.A.(1)(b) of this Agreement.

B.	Employment as Chief Executive Officer of Bank and President and Chief Executive Officer of Company. Beginning on January 1, 2017, in addition to being employed as President of the Bank, Executive shall also be employed as the Bank’s Chief Executive Officer and the Company’s President and Chief Executive Officer. Executive’s employment as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company shall continue until the expiration of the Term, unless earlier terminated pursuant to other terms of this Agreement.

(1)	Duties as Chief Executive Officer of Bank and President and Chief Executive Officer of Company. While employed as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company, in addition to performing the duties as President of the Bank as set forth in Section 1.A(1), above, Executive will also faithfully and diligently perform Executive’s assigned duties, which include but are not limited to the following:

(a)	Company Performance. Executive will be responsible for all aspects of the Company’s and Bank’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Company’s policies.

(b)	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships, investor relationships and other business development efforts (including appropriate civic and community activities) of the Bank and the Company.

(c)

Report to Board. Executive will report directly to the Company’s board of directors. The Company’s board of directors may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of Executive with or without additional compensation, as appropriate and consistent with Sections 1.B(1)(a) and 1.B(1)(b) of this Agreement.

C.	Bank Board. During the Term of this Agreement, Executive will serve as a director of the Bank.

D.	Company Board. Beginning with the election of the Company’s board of directors in 2016, the Company will use its best efforts to nominate and recommend Executive for election to the Company’s board of directors. If elected, Executive will serve as a director of the Company.

2.	Term. The term of this Agreement begins on August 1, 2015 (the “Start Date”) and shall terminate at midnight on December 31, 2017 (“Term”). Following expiration of the Term and subject to and conditioned upon approval of the Company’s and the Bank’s board of directors, the Company and the Bank may continue to employ Executive pursuant to subsequent one (1) year employment agreements to be entered into between the Company, the Bank and Executive. If the Company and the Bank elect not to renew Executive’s employment at the expiration of the Term, the Company and the Bank shall provide Executive with notice that Executive’s employment will not be renewed on or before October 1, 2017.

3.	Extent of Services. Executive will devote all of Executive’s working time, attention and skill to the duties and responsibilities set forth in Sections 1.A(1), 1.B(1), 1.C and 1.D, as applicable from time to time. To the extent that such activities do not interfere with Executive’s duties under Sections 1.A(1), 1.B(1), 1.C and 1.D, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company’s prior written consent, make or maintain any investment in a business with which the Company, the Bank or any of their subsidiaries or divisions has an existing competitive or commercial relationship. Additionally, to the extent that such activities do not interfere with Executive’s duties under Sections 1.A(1), 1.B(1), 1.C and 1.D, Executive may serve on the board of directors of one or more non-profit organizations or for-profit organizations, provided that Executive shall be prohibited from serving on the board of directors of any financial institutions, banks, bank holding companies or companies with which the Company, the Bank or any of their subsidiaries or divisions has an existing competitive or commercial relationship.

4.	Salary. During the Term of this Agreement, Executive shall receive the following salary:

A.	Salary while employed as President of the Bank. During Executive’s employment as President of the Bank, specifically, for the period of time from August 1, 2015 through December 31, 2016, Executive will receive an annual salary of $400,000.00.

B.	Salary while employed as President and CEO of Bank and Company. During Executive’s employment as President and Chief Executive Officer of the Bank and the Company, specifically, for the period of time from January 1, 2017 through December 31, 2017, Executive’s annual salary will be determined by the Company’s board of directors based on then current market data for chief executive officers of comparable financial institutions of the Company, the Company’s total assets, Executive’s job performance, the Company’s performance and any other relevant factors as determined by the Company’s board of directors; provided, however, that Executive’s annual salary for calendar year 2017 shall not be less than the greater of $631,000.00 or the 35th percentile of the then current base salary for chief executive officers of a custom peer group of the Company to be developed by the Company’s Compensation Committee.

C.	Payment of Base Salary. Executive’s annual salary shall be paid in accordance with the Company’s regular payroll schedule. Executive’s annual salary shall be prorated during any partial calendar year which this Agreement is in effect.

5.	Cash Incentive for 2015. Provided that Executive remains employed by the Bank and the Company as of February 15, 2016, the Company shall pay Executive a cash incentive payment for 2015 (to be paid on February 15, 2016) in the amount of $200,000, less any applicable payroll taxes and withholdings. This cash incentive shall be in lieu of and Executive shall not be entitled to any additional cash incentives for 2015 under the Glacier Bancorp, Inc. 2015 Short Term Incentive Plan. If Executive’s employment with the Bank or the Company is terminated for any reason prior to February 15, 2016, this cash incentive shall be forfeited and of no force or effect.

6.	Short Term Incentive Plan. Beginning on January 1, 2016, Executive shall be eligible to participate in the Glacier Bancorp, Inc. 2015 Short Term Incentive Plan (“STIP”). Executive shall be eligible for cash incentives pursuant to the STIP based on the Company meeting certain financial goals (i.e. Threshold, Target and Max) set by the Company’s board of directors at the following levels:

Calendar Year	Cash Incentive Opportunity as a Percentage of Salary
	Threshold	Target	Max
2016	0%	50%	75%
2017	0%	60%	90%

All STIP cash incentives shall be awarded and paid in accordance with and subject to the Company’s STIP plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s STIP plan documents prior to entering into this Agreement.

7.	Restricted Stock Award for 2015.

A.

Award. Provided that Executive remains employed by the Bank and the Company as of February 15, 2016, the Company shall award Executive a restricted stock award under the Glacier Bancorp, Inc. 2015 Stock Incentive Plan for calendar year 2015 (to be awarded on February 15, 2016) in the amount of $200,000 (the “2015 Restricted Stock Award”). If Executive’s employment with the Bank or the Company is terminated for any reason prior to February 15, 2016, the 2015 Restricted Stock Award shall be forfeited and of no force or effect. The 2015 Restricted Stock Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will of by the laws of descent or distribution.

B.	Vesting and Forfeiture of 2015 Restricted Stock Award. The 2015 Restricted Stock Award shall vest ratably over three years as follows:

One-third (1/3) shall vest on February 15, 2017;

One-third (1/3) shall vest on February 15, 2018; and

One-third (1/3) shall vest on February 15, 2019.

In the event Executive’s employment with the Company is terminated for any reason whatsoever prior to February 15, 2019, except for termination as a result of retirement, death or disability, any unvested portion of the 2015 Restricted Stock Award will immediately be forfeited. In the event of Executive’s retirement, Executive becoming disabled (as defined in Appendix A of the Glacier Bancorp, Inc. 2015 Stock Incentive Plan) or Executive’s death, any unvested shares of the 2015 Restricted Stock Award will vest immediately. For purposes of this provision, retirement is defined as meeting the “Rule of 80”. The “Rule of 80” is computed using Executive’s years of employment with the Bank and/or Company plus the Executive’s age on their last day of employment. If this number is equal to or greater than 80, the Executive’s unvested shares will vest immediately on retirement.

C.	Terms of 2015 Restricted Stock Award. The 2015 Restricted Stock Award shall be made in accordance with and shall be subject to all terms and conditions of the Company’s LTIP (as defined below) plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s LTIP plan documents prior to entering into this Agreement.

8.	Long Term Incentive Plan. Beginning on January 1, 2016, Executive shall be eligible to participate in the Glacier Bancorp, Inc. 2015 Stock Incentive Plan (“LTIP”). Executive shall be eligible for equity awards pursuant to the LTIP based on the Company meeting certain financial goals (i.e. Threshold, Target and Max) set by the Company’s board of directors at the following levels:

Calendar Year	Equity Opportunity as a Percentage of Salary
	Threshold	Target	Max
2016	0%	40%	60%
2017	0%	50%	75%

All LTIP equity awards shall be made in accordance with and shall be subject to all terms and conditions of the Company’s LTIP plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s LTIP plan documents prior to entering into this Agreement.

9.	Equity Signing Bonus.

A.	Award. On the Start Date, the Company will award to Executive restricted stock in the amount of $400,000.00 (the “Restricted Stock Signing Bonus”) under the Company’s LTIP. The Restricted Stock Signing Bonus may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will of by the laws of descent or distribution.

B.	Vesting and Forfeiture of Restricted Stock Signing Bonus. The Restricted Stock Signing Bonus shall vest ratably over a period of four years as follows:

One-quarter (1/4) shall vest on August 1, 2016;

One-quarter (1/4) shall vest on August 1, 2017;

One-quarter (1/4) shall vest on August 1, 2018; and

One-quarter (1/4) shall vest on August 1, 2019;

In the event Executive’s employment with the Company is terminated for any reason whatsoever prior to August 1, 2019, except for termination as a result of retirement, death or disability, any unvested portion of the Restricted Stock Signing Bonus will immediately be forfeited. In the event of Executive’s retirement, Executive becoming disabled (as defined in Appendix A of the LTIP) or Executive’s death, any unvested shares of the Restricted Stock Signing Bonus will vest immediately. For purposes of this provision, retirement is defined as meeting the “Rule of 80”. The “Rule of 80” is computed using Executive’s years of employment with the Bank and/or Company plus the Executive’s age on their last day of employment. If this number is equal to or greater than 80, the Executive’s unvested shares will vest immediately on retirement.

C.	Terms of Restricted Stock Signing Bonus. The Restricted Stock Signing Bonus shall be made in accordance with and shall be subject to all terms and conditions of the Company’s LTIP plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s LTIP plan documents prior to entering into this Agreement.

10.	Cash Signing Bonus. On the Company’s first payroll date after the Start Date, the Company shall pay to Executive a cash signing bonus of $100,000.00, less any applicable payroll taxes and withholdings.

11.	Relocation Benefits. Executive shall be entitled to relocation benefits in accordance with the Company’s Tier IV Employee Relocation Benefit program.

12.	Income Deferral. Executive will be eligible to participate in any program available to the Company’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation Executive may become entitled to under this Agreement.

13.	Vacation and Benefits.

A.	Vacation and Holidays. Executive will accrue up to 160 hours of paid vacation each year, which accrual shall occur ratably over the Company’s payroll periods, in addition to all holidays observed by the Bank. Accrual of vacation time shall be in accordance with the Company’s Employee Manual. Executive may carry over, in the aggregate, up to 160 hours of unused vacation to a subsequent year; provided, however, Executive may not accumulate in excess of 160 hours of paid vacation at any given time (the “Cap”). Should Executive’s accumulation of paid vacation reach the Cap of 160 hours, Executive will no longer accrue additional paid vacation until Executive uses some of Executive’s accumulated vacation time and Executive’s accumulated paid vacation balance drops below the Cap. Each calendar year, Executive shall take at least five (5) consecutive days of vacation.

B.	Benefits. Beginning on the Start Date, Executive will be entitled to participate in any group life insurance, disability, medical, dental, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Company’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). The Company through this Agreement does not obligate itself to make any particular benefits available to its employees. The Company’s change, modification, or termination of any of its benefits during the Term of this Agreement shall not be a breach of this Agreement.

C.	Business Expenses. Subject to any applicable Company policies or the rules and regulations of the Internal Revenue Service, the Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s and the Company’s business. Executive will present from time to time itemized accounts of these expenses. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

D.

Directors and Officers Insurance; Indemnification. Executive will be covered by the Company’s directors and officers liability insurance policy in effect from time to time. To the extent permitted by the Company’s Bylaws and the Montana Business Corporation Act, the Company will indemnify Executive in the event Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer or employee of the Company.

14.	Termination of Employment.

A.	Termination by the Company for Cause. If the Company and the Bank terminate Executive’s employment for Cause (defined below) before the expiration of the Term of this Agreement, the Company will pay Executive, within 10 business days following the termination of employment, or on the next regularly scheduled pay date, whichever is earlier, the salary earned and expenses reimbursable under this Agreement incurred through the date of termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 14.A.

B.	Termination by the Company without Cause or by Executive for Good Reason. If the Company and the Bank terminate Executive’s employment without Cause before the expiration of the Term of this Agreement, or Executive terminates Executive’s employment for Good Reason (defined below)(other than for Good Reason pursuant to Section 14.H(1)(e)) before the expiration of the Term of this Agreement, the Company will pay Executive a payment equal to the base salary set forth in Section 4, above, to which Executive would have been entitled for the remainder of the Term of the Agreement if Executive’s employment had not terminated. If Executive terminates his employment for Good Reason pursuant to Section 14.H(1)(e), the Company will pay Executive a payment equal to two times Executive’s base salary as President of the Bank as set forth Section 4.A, above. Payment by the Company to Executive pursuant to this Section 14.B. is conditioned upon Executive executing and not revoking a release of any and all claims which Executive could assert against the Company and the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company. All payments made pursuant to this Section 14.B shall be completed no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminates.

C.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform Executive’s duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform Executive’s essential functions under this Agreement and making these accommodations would not pose an undue hardship on the Company or result in a direct threat to the health or safety of Executive or others (“Disability”). If termination occurs under this Section 14.C, the Company shall pay Executive or Executive’s estate, within 10 business days following Executive’s termination of employment, all salary and benefits earned and expenses reimbursable through the date Executive’s employment terminated. Neither Executive nor Executive’s estate will have any right to receive compensation or other benefits for any period after termination under this Section 14.C.

D.	Termination Related to a Change in Control. The following provisions shall survive the expiration of the Term of this Agreement and the termination of Executive’s employment.

(1)	Termination by Company. If the Company, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive’s death, disability, or for Cause) terminates Executive’s employment without Cause, as defined in Section 14.G: (a) within three (3) years following a Change in Control (as defined below); or (b) before a Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, then Company will provide Executive with the payment and benefits described in Section 14.D(3) below, provided that Executive executes a release of any and all claims which Executive could assert against the Company or the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(2)	Termination by Executive. If Executive terminates Executive’s employment with Good Reason, as defined in Section 14.H, within three (3) years following a Change in Control, the Company will provide Executive with the payment and benefits described in Section 14.D(3) below, provided that Executive executes a release of any and all claims which Executive could assert against the Company or the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(3)

Payments. If Section 14.D(1)(a) or Section 14.D(2) is triggered in accordance with its terms, the Company will: (i) subject to Sections 14.E and 14.J below, beginning within 30 days after Executive’s separation from service as defined by Treasury Regulation § 1.409A-1(h) (“Separation from Service”), pay Executive in 36 substantially equal monthly installments in an overall amount equal to 2.99 times the Executive’s annual salary (determined as of the day before the date Executive’s employment was terminated) and (ii) maintain and provide for 2.99 years following Executive’s termination, at no cost to Executive, the benefits described in Section 13.B to which Executive is entitled (determined as of the day before the date of such termination); but if Executive’s participation in any such benefit is thereafter barred or not feasible, as determined by the Company, or discontinued or materially reduced, the Company will arrange to provide Executive with benefits substantially similar to those benefits or reimburse Executive’s out-of-pocket expenses of obtaining benefits of substantially similar type and value. Subject to Sections 14.E and 14.J below, if Section 14.D(1)(b) is triggered in accordance with its terms, beginning within 30 days after a Change in Control, the Company will pay Executive in 36 substantially equal monthly installments in an overall amount equal to 2.99 times the Executive’s annual salary (determined on the day before the date Executive’s employment was terminated).

E.	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)	the total of the payments and benefits described in Section 14.D(3) will be less than the amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

(2)	the payment and benefits described in Section 14.D(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Company or its successor after the Change in Control and/or after Executive’s termination of employment; and

(3)	Executive’s right to receive the payments and benefits described in Section 14.D(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates Executive’s employment without Good Reason, or the Company terminates Executive’s employment for Cause, or (ii) three years after a Change of Control occurs.

(4)

Notwithstanding anything to the contrary in this or any other agreement or plan, including Section 14.E(1) of this Agreement, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the “Code”, and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

The determination of whether the Total Payments shall be reduced as provided in this Section and the amount of such reduction shall be made at the Company’s expense by the Company’s independent auditors (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of Executive’s employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section, or to have such Determination reviewed by another accounting firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

F.	Return of Company and Bank Property. If and when Executive ceases, for any reason, to be employed by the Company and the Bank, Executive must return to the Company all keys, pass cards, identification cards, cell phones, blackberries or other smart phones, tablets, electronic storage devices, company credit cards and any other property of the Company and the Bank. At the same time, Executive also must return to the Company and the Bank all originals and copies (whether in memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications) which constitute proprietary or confidential information or material of the Company, the Bank or their subsidiaries or divisions. The obligations in this paragraph include, without limitation, the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car, in Executive’s place of residence, or in any other location under Executive’s control.

G.	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with Executive’s duties, conviction of a felony or conviction of a crime of fraud, theft, conversion or dishonesty; or

(3)	Conduct demonstrably and significantly harmful to the Company or the Bank, as reasonably determined on the advice of legal counsel of the Company’s board of directors.

H.	Good Reason. Executive terminates employment for “Good Reason” if all four of the following criteria are satisfied:

(1)	Any one or more of the following conditions (each a “Condition”) arises without Executive’s consent:

(a)	The material reduction of Executive’s salary, unless the reduction is generally applicable to substantially all Company employees (or employees of a successor or controlling entity of the Company);

(b)	The material diminution in Executive’s authority or duties as they exist on the date of this Agreement;

(c)	The material breach of this Agreement by the Company; or

(d)	A material relocation or transfer of Executive’s principal place of employment to a location outside Flathead County, Montana;

(e)	The Company fails to make Executive Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company, in accordance with Section 1.B of this Agreement, for any reason other than Executive’s death, Disability (as defined in Section 14.C), or Executive’s termination for Cause; and

(2)	Executive gives notice to the Company of the Condition within 90 days of the initial existence of the Condition;

(3)	The Company fails to reasonably remedy the Condition within 30 days following receipt of the notice described in Section 14.H(2) above; and

(4)	Executive terminates employment within 180 days following the initial existence of the Condition.

I.	Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treas Reg. § 1.409A-3(i)(5).

J.	Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive’s employment constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 14.D(3)). If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

15.	Confidentiality. Executive will not, during the Term of this Agreement and for a period of five years after Executive’s employment with the Bank or Company has terminated, use for Executive’s own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Company or their business operations, unless (1) the Bank or Company consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code § 30-14-402), customer information, various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Company. Executive will also treat the terms of this Agreement as confidential business information.

16.	Noncompetition. During the Term and the terms of any extensions or renewals of this Agreement and for a period of three years after Executive’s employment with the Bank or Company has terminated, unless such termination is the result of the Bank’s and the Company’s election not to renew Executive’s employment, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, proprietor, partner, member, agent, consultant, lessor, creditor or otherwise

A.	provide management, supervisory or other similar services to any person or entity conducting a banking or lending business in counties in which the Bank or Company or a subsidiary or division of the Bank or the Company had a branch or office during the term of this Agreement;

B.	persuade or entice, or attempt to persuade or entice any employee of the Bank, the Company or a subsidiary or division of the Bank or the Company to terminate his/her employment with the Bank, the Company or a subsidiary of the Company;

C.	persuade or entice or attempt to persuade or entice any person or entity with whom Executive had pre-termination communications to change, terminate, cancel, rescind or revoke its banking or contractual relationships with the Bank, Company or a subsidiary or division of the Bank or the Company.

17.	Enforcement.

A.	The Company, Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Company and Bank, the agreements referred to in Sections 15 and 16 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company’s and Bank’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive, the Company and Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Company or Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

B.	Executive acknowledges the Bank and the Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 15 or 16 or threatens or attempts to do so. For this reason, under these circumstances, the Company or the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and neither the Company nor the Bank will be required to post a bond as a condition for the granting of this relief.

18.	Effect of Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 15 and 16 and that the Company and the Bank are entitled to require Executive to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if Executive’s employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Company’s or Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

19.	Company Payment of Executive Legal Fees. The Company will reimburse Executive for the reasonable legal fees incurred by Executive in reviewing and finalizing this Agreement. Such reimbursement will be made within a reasonable amount of time following Executive’s presentation of an invoice for the legal fees to the Company.

20.	Jury Waiver. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

21.	Miscellaneous Provisions.

A.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

B.	Binding Effect. This Agreement will bind and inure to the benefit of the Company and its subsidiaries and their successors and assigns. Subject to the limitation on assignment set forth in Section 20.E, this Agreement will bind and inure to the benefit of Executive and Executive’s heirs, legal representatives, successors and assigns.

C.	Litigation Expenses. In the event of any dispute or legal or equitable action arising from this Agreement, the prevailing party shall be entitled to all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs.

D.	Waiver. The failure of any party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

E.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of Executive’s rights or duties under this Agreement. Any such assignment or attempted assignment shall be void.

F.	Amendment. This Agreement may be modified only through a written instrument signed by all parties to this Agreement.

G.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

H.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding based on, arising out of, under or in connection with this Agreement in Flathead County, Montana.

I.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

J.	Attorney Representation. Executive is aware that in any contract, including this Agreement, the interests of the parties may conflict and that there may be issues upon which only an attorney is qualified to advise. Executive acknowledges that Executive was free to and was encouraged to retain an attorney to thoroughly discuss all aspects of this Agreement. Executive further acknowledges that Executive had an opportunity to read and review this Agreement and that Executive is knowingly, voluntarily and of Executive’s own free will entering into this Agreement.

We would appreciate it if you would return a signed copy of this Agreement to Mick Blodnick no later than June 15, 2015.

Company:	GLACIER BANCORP, INC.

	By:	/s/ Michael J. Blodnick
Michael J. Blodnick, Chief Executive Officer

	Date:	6/15/2015

Bank:	GLACIER BANK

	By:	/s/ Michael J. Blodnick
Michael Blodnick, Chief Executive Officer

	Date:	6/15/2015

Executive:
/s/ Randall Chesler
Randall Chesler

	Date:	June 18, 2015